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                                                                       EXHIBIT 5

                               November 19, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
              Re: Coeur d'Alene Mines Corporation
                 Registration Statement on Form S-3

Gentlemen:

     We are counsel to Coeur d'Alene Mines Corporation (the "Company") and have represented the Company in connection with the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") today (together with all exhibits thereto, the "Registration Statement"). The Registration Statement relates to $143,750,000 principal amount of 7 1/4% Convertible Subordinated Debentures due 2005 (the "Debentures") and a presently indeterminable number of shares (the "Conversion Shares") of the Company's Common Stock, par value $1.00 per share (the "Shares") issuable upon conversion of the Debentures. The Debentures were issued pursuant to an Indenture, dated as of October 15, 1997 (the "Indenture"), between the Company and Bankers Trust Company, as trustee (the "Trustee").

     This opinion is being delivered to the Commission as Exhibit 5 to the Registration Statement.

     We have examined (1) the Articles of Incorporation, and all amendments thereto, of the Company, as certified by the Secretary of State of the State of Idaho, (2) the By-Laws of the Company, as certified by the Secretary of the Company as being those currently in effect, (3) the Registration Statement, (4) the Indenture, (5) the global certificate that currently evidences the Debentures (the "Global Certificate") and the form of definitive Certificate for the Debentures (the "Definitive Certificate"), and (6) such other corporate records, certificates, documents and other instruments as in our opinion are necessary or appropriate in connection with expressing the opinions set forth below.

     Based upon the foregoing, it is our opinion that:

     1. The Debentures have been duly authorized and the Global Certificate for the Debentures has been validly issued. The Global Certificate for the Debentures constitutes, and the Definitive Certificates for the Debentures, when issued as provided in the Indenture, will constitute legal and binding obligations of the Company in accordance with their terms and the terms of the Indenture. This opinion is subject to (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws now or hereafter in effect relating to or affecting creditors' rights generally and court decisions with respect thereto, and (ii) the application of equitable principles or remedies in any proceeding, whether at law or in equity.

     2. The Conversion Shares, when issued upon conversion of the Debentures in accordance with the terms of the Debentures and the Indenture, will be validly issued, fully paid and nonassessable.

     This firm hereby consents to the reference to it under the heading "Legal Matters" appearing in the Prospectus which is a part of the Registration Statement.

                                          Sincerely,

                                          FREEDMAN, LEVY, KROLL & SIMONDS